EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contact
Robert G. Burrows
Vice President, Investor Relations
301-795-1877
BurrowsR@ebsi.com

Media Contact:
Tracey Schmitt
Vice President, Corporate Communications
301-795-1800
SchmittT@ebsi.com

EMERGENT BIOSOLUTIONS REPORTS FINANCIAL RESULTS FOR SECOND QUARTER AND FIRST SIX MONTHS OF 2010

•	2Q and six month 2010 revenues of $62.1 and $108.9 million, respectively
•	2Q and six month 2010 net income of $9.8 million or $0.32 per share, and $12.3 million, or $0.40 per share, respectively
•	June 30, 2010 cash and accounts receivable balance of $148.0 million, including $102.2 million of cash and $45.8 million of accounts receivable
•	Reaffirmation of recently revised 2010 forecast of total revenues of $275 to $300 million and net income of $40 to $50 million

ROCKVILLE, MD, August 5, 2010—Emergent BioSolutions Inc. (NYSE: EBS) announced today its financial results for the second quarter and six months ended June 30, 2010.

Total revenues for the second quarter and first six months of 2010 were $62.1 million and $108.9 million, respectively.  Net income for the second quarter and first six months of 2010 was $9.8 million, or $0.32 per basic share, and $12.3 million, or $0.40 per basic share, respectively.  The second quarter 2010 performance was primarily driven by sales of BioThrax® (Anthrax Vaccine Adsorbed) based on scheduled deliveries to the Strategic National Stockpile and increased contracts and grants revenues resulting from development programs for certain vaccine and therapeutic candidates that are reimbursed under U.S. government development contracts and grants.

R. Don Elsey, chief financial officer of Emergent BioSolutions, stated, “Our financial performance for the second quarter and first six months of 2010 was in line with our internal expectations.  Over the next two quarters, we anticipate strong financial performance as reflected by our revised annual revenue and earnings forecast.  In addition, throughout the remainder of 2010 and into 2011, we anticipate significant news flow as we focus on achieving our key upcoming milestones, which include: a follow-on procurement contract for BioThrax doses; a contract for the advanced development of our rPA program; FDA’s response to our pending submission for a revised dosing schedule for BioThrax of three doses over six months with a three year booster; completion of the ongoing clinical trial for AIG; initiation of a Phase I study for our next generation anthrax vaccine based on BioThrax and a novel adjuvant; initiation of a Phase I study for our anthrax monoclonal therapeutic; initiation of an additional Phase IIb study of our TB vaccine in HIV-infected subjects; and completion of an acquisition or in-licensing transaction to broaden our product development pipeline.”

2Q and First Six Months of 2010 Key Financial Results

Product Sales
For 2Q 2010, product sales were $55.9 million, a decrease of $13.5 million, or 19 percent, from $69.3 million in 2Q 2009, primarily due to a June 2009 lump-sum payment from HHS of $29.6 million related to the approval of four-year expiry dating for BioThrax®, partially offset by a 23 percent increase in the number of doses of BioThrax® delivered coupled with a 15 percent increase in the sales price per dose.  Product sales revenues in 2Q 2010 consisted of BioThrax® sales to HHS of $53.5 million and aggregate international and other sales of $2.3 million.

For the six month period of 2010, product sales were $94.7 million, a decrease of $36.3 million, or 28 percent, from $131.0 million in the comparable period of 2009, primarily due to the June 2009 lump-sum payment from HHS coupled with a 20 percent decrease in the number of doses of BioThrax® delivered, partially offset by a 17 percent increase in the sales price per dose.  Product sales revenues for the six month period of 2010 consisted of BioThrax® sales to HHS of $92.4 million and aggregate international and other sales of $2.4 million.

Contracts and Grants Revenues
For 2Q 2010, contracts and grants revenue was $6.3 million, an increase of $2.4 million, or 62 percent, from $3.9 million in 2Q 2009.  Contracts and grants revenue for 2Q 2010 consisted exclusively of development contract revenue from NIAID and BARDA.

For the six month period of 2010, contracts and grants revenue was $14.2 million, an increase of $7.5 million, or 112 percent, from $6.7 million in the comparable period of 2009.  Contracts and grants revenue for the six month period of 2010 consisted primarily of development contract revenue from NIAID and BARDA.

Cost of Product Sales
For 2Q 2010, cost of product sales was $11.1 million, an increase of $0.6 million, or 6 percent, from $10.4 million in 2Q 2009.  This increase was attributable to the 23 percent increase in BioThrax® doses sold, partially offset by a decrease in cost per dose sold associated with increased production yield in the period during which the doses sold were produced.

For the six month period of 2010, cost of product sales was $18.6 million, a decrease of $7.2 million, or 28 percent, from $25.8 million in the comparable period of 2009.  This decrease was attributable to a 20 percent decrease in the number of doses of BioThrax® delivered coupled with a decrease in the cost per dose sold associated with increased production yield in the period in which the doses were produced.

Research and Development
For 2Q 2010, research and development expenses were $18.6 million, a decrease of $2.1 million, or 10 percent, from $20.7 million in 2Q 2009.  This decrease reflects lower contract service costs, and includes decreased expenses of $3.2 million related to the company’s commercial product candidates, partially offset by increased expenses of $0.4 million on product candidates associated with the company’s biodefense programs, primarily product candidates within the company’s anthrax franchise, and increased expenses of $0.7 million in other research and development, which are in support of technology platform development activities and central R&D activities.

For the six month period of 2010, research and development expenses were $38.5 million, an increase of $1.9 million, or 5 percent, from $36.6 million in the comparable period of 2009.  This increase reflects higher contract service costs, and includes increased expenses of $5.8 million on product candidates associated with the company’s biodefense programs coupled with increased expenses of $1.6 million in other research and development, partially offset by decreased expenses of $5.5 million related to the company’s commercial product candidates.

Selling, General and Administrative
For 2Q 2010, selling, general and administrative expenses were $17.6 million, a decrease of $1.7 million, or 9 percent, from $19.4 million in 2Q 2009.  This decrease is primarily due to a decrease in the impairment charge associated with the company’s Frederick, Maryland facilities of $3.3 million, partially offset by increased personnel and professional services to support growth of the company.

For the six month period of 2010, general and administrative expenses were $33.8 million, a decrease of $1.5 million, or 4 percent, from $35.3 million in the comparable period of 2009.  This decrease is primarily due to a decrease in the impairment charge associated with the company’s Frederick, Maryland facilities of $2.8 million, partially offset by increased personnel and professional services to support growth of the company.

Financial Condition and Liquidity
Cash and cash equivalents at June 30, 2010 was $102.2 million compared to $102.9 million at December 31, 2009.  Additionally, at June 30, 2010, the accounts receivable balance was $45.8 million, which is comprised primarily of unpaid amounts due related to shipments of BioThrax® received and accepted by the US government in the second quarter of 2010.

2010 Forecast
For 2010, the Company is reaffirming its recently revised financial forecast of total revenues of $275 to $300 million and net income of $40 to $50 million.  This forecast does not reflect or incorporate any revenue impact from a possible development contract for the company’s rPA vaccine candidate.

Conference Call and Webcast
Company management will host a conference call at 5:00 pm Eastern on August 5, 2010 to discuss the financial results for the second quarter and first six months of 2010, recent business developments and the forecast for 2010.  The conference call will be accessible by dialing 888/713-4214 or 617/213-4866 (international) and providing passcode 93804688.  A webcast of the conference call will be accessible from the Company’s website at www.emergentbiosolutions.com, under “Investors”.

A replay of the conference call will be accessible, approximately one hour following the conclusion of the call, by dialing 888/286-8010 or 617/801-6888 and using the passcode 16087459.  The replay will be available through August 19.  The webcast will be archived on the company’s website, www.emergentbiosolutions.com, under “Investors”.

About Emergent BioSolutions Inc.
Emergent BioSolutions Inc. is a biopharmaceutical company focused on the development, manufacture and commercialization of vaccines and antibody therapies that assist the body’s immune system to prevent or treat disease.  Emergent’s marketed product, BioThrax® (Anthrax Vaccine Adsorbed), is the only vaccine approved by the U.S. Food and Drug Administration for the prevention of anthrax disease.  Emergent’s product pipeline targets infectious diseases and includes programs focused on anthrax, tuberculosis, typhoid, flu and chlamydia.  Additional information may be found at www.emergentbiosolutions.com.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, including with respect to future deliveries of BioThrax® into the SNS, completion of our remaining key milestones for 2010, our expected revenues and net income for 2010 and expected revenues for the second half of 2010, and any other statements containing the words “believes”, “expects”, “anticipates”, “plans”, “estimates” and similar expressions, are forward-looking statements. There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, including appropriations for BioThrax® procurement; our ability to obtain new BioThrax® sales contracts; our plans to pursue label expansions and improvements for BioThrax®; our ability to win a development award with the U.S. government for our recombinant protective antigen anthrax vaccine candidate; our plans to expand our manufacturing facilities and capabilities; the rate and degree of market acceptance and clinical utility of our products; the success of our ongoing and planned development programs, preclinical studies and clinical trials; our ability to identify and acquire or in license products and product candidates that satisfy our selection criteria; the potential benefits of our existing collaboration agreements and our ability to enter into selective additional collaboration arrangements; the timing of and our ability to obtain and maintain regulatory approvals for our other product candidates; our commercialization, marketing and manufacturing capabilities and strategy; our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and subsequent reports filed with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Financial Statements Follow

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30,	December 31,
	2010	2009
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$102,193	$102,924
Restricted cash	215	215
Accounts receivable	45,765	54,872
Inventories	17,116	13,521
Note receivable	10,000	10,000
Deferred tax assets, net	2,637	1,870
Income tax receivable, net	8,788	2,574
Prepaid expenses and other current assets	7,732	7,838
Total current assets	194,446	193,814

Property, plant and equipment, net	136,839	131,834
Assets held for sale	12,930	13,960
Deferred tax assets, net	399	3,894
Other assets	1,133	1,187

Total assets	$345,747	$344,689

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$20,300	$17,159
Accrued expenses and other current liabilities	1,137	1,570
Accrued compensation	11,580	14,926
Indebtedness under line of credit	-	15,000
Long-term indebtedness, current portion	12,186	5,791
Deferred revenue	241	255
Total current liabilities	45,444	54,701

Long-term indebtedness, net of current portion	36,910	44,927
Other liabilities	1,350	1,246
Total liabilities	83,704	100,874

Commitments and contingencies	-	-

Stockholders’ equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized, 31,196,209 and 30,831,360 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	31	31
Additional paid-in capital	127,349	120,492
Accumulated other comprehensive loss	(1,641)	(1,476)
Retained earnings	134,482	122,152
Total Emergent BioSolutions Inc. stockholders' equity	260,221	241,199
Noncontrolling interest in subsidiary	1,822	2,616
Total stockholders’ equity	262,043	243,815
Total liabilities and stockholders’ equity	$345,747	$344,689

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended
	June 30,
	2010	2009
	(Unaudited)
Revenues:
Product sales	$55,872	$69,330
Contracts and grants	6,266	3,861
Total revenues	62,138	73,191

Operating expenses:
Cost of product sales	11,076	10,428
Research and development	18,602	20,680
Selling, general and administrative	17,649	19,373
Income from operations	14,811	22,710

Other income (expense):
Interest income	376	305
Interest expense	(2)	(6)
Other income (expense), net	6	(10)
Total other income (expense)	380	289

Income before provision for income taxes	15,191	22,999
Provision for income taxes	5,757	9,748
Net income	9,434	13,251
Net loss attributable to noncontrolling interest	374	1,591
Net income attributable to Emergent BioSolutions Inc.	$9,808	$14,842

Earnings per share - basic	$0.32	$0.49
Earnings per share - diluted	$0.31	$0.48

Weighted-average number of shares - basic	31,097,445	30,271,317
Weighted-average number of shares - diluted	31,900,000	30,949,612

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Six Months Ended
	June 30,
	2010	2009
	(Unaudited)
Revenues:
Product sales	$94,725	$131,008
Contracts and grants	14,213	6,702
Total revenues	108,938	137,710

Operating expenses:
Cost of product sales	18,584	25,796
Research and development	38,524	36,590
Selling, general and administrative	33,841	35,348
Income from operations	17,989	39,976

Other income (expense):
Interest income	764	605
Interest expense	(7)	(10)
Other income (expense), net	(2)	(34)
Total other income (expense)	755	561

Income before provision for income taxes	18,744	40,537
Provision for income taxes	7,392	17,114
Net income	11,352	23,423
Net loss attributable to noncontrolling interest	979	2,538
Net income attributable to Emergent BioSolutions Inc.	$12,331	$25,961

Earnings per share - basic	$0.40	$0.86
Earnings per share - diluted	$0.39	$0.83

Weighted-average number of shares - basic	30,989,308	30,227,948
Weighted-average number of shares - diluted	31,666,976	31,202,275

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
	Six Months Ended
	June 30,
	2010	2009
	(Unaudited)
Cash flows from operating activities:
Net income	$11,352	$23,423
Adjustments to reconcile to net cash provided by (used in) operating activities:
Stock-based compensation expense	3,363	2,250
Depreciation and amortization	2,646	2,507
Deferred income taxes	3,437	1,340
Non-cash development expenses from joint venture	185	4,088
(Gain) loss on disposal of property and equipment	(29)	35
Provision for impairment of long-lived assets	1,029	3,818
Excess tax benefits from stock-based compensation	(709)	(513)
Changes in operating assets and liabilities:
Accounts receivable	9,107	(30,544)
Inventories	(3,595)	6,945
Income taxes	(6,214)	8,219
Prepaid expenses and other assets	159	1,112
Accounts payable	4,151	(1,149)
Accrued compensation	(3,346)	(1,418)
Accrued expenses and other liabilities	(329)	103
Deferred revenue	(14)	246
Net cash provided by operating activities	21,193	20,462
Cash flows from investing activities:
Purchases of property, plant and equipment	(8,631)	(9,094)
Net cash used in investing activities	(8,631)	(9,094)
Cash flows from financing activities:
Proceeds from borrowings on line of credit	15,000	30,000
Principal payments on long-term indebtedness and line of credit	(31,621)	(31,625)
Issuance of common stock subject to exercise of stock options	2,784	1,134
Excess tax benefits from stock-based compensation	709	513
Net cash provided by (used in) financing activities	(13,128)	22

Effect of exchange rate changes on cash and cash equivalents	(165)	(355)

Net increase (decrease) in cash and cash equivalents	(731)	11,035
Cash and cash equivalents at beginning of period	102,924	91,473
Cash and cash equivalents at end of period	$102,193	$102,508